UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5001 South Miami Boulevard, Suite 300 Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 474-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 2, 2013, Tranzyme, Inc. (the “Company”) received a notice (the “Notice”) from the Nasdaq Stock Market (“NASDAQ”) stating that because the Company had not regained compliance with the $1.00 minimum bid price requirement for continued listing, as set forth in NASDAQ Listing Rule 5450(a)(1), the Company’s common stock, listed on The NASDAQ Global Market, would be subject to delisting on July 11, 2013 unless the Company requests a hearing before a NASDAQ Hearings Panel (the “Panel”) on or before July 9, 2013.

The Company intends to request a hearing before the Panel. The Company believes that such a request will stay any delisting action until after the Company’s expected merger with Ocera Therapeutics, Inc. (“Ocera”). A special meeting of the Company’s stockholders to approve the Company’s merger with Ocera and other related matters is scheduled for July 15, 2013. The Company expects that NASDAQ’s decision with respect to the listing of the combined company’s common stock on The NASDAQ Global Market will be made around the time of the closing of the Company’s proposed merger with Ocera. The Company has been in active dialogue with NASDAQ regarding the above-described approach to the Notice as well as the initial listing application for the combined company’s shares following the merger with Ocera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANZYME, INC.

By:	/s/ Vipin K. Garg, Ph.D.
Vipin K. Garg, Ph.D.
President and Chief Executive Officer

Date: July 3, 2013